                                                                      Exhibit 12

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of February 21, 2001, by and between Efficient Networks, Inc., with its principal place of business at 4849 Alpha Road, Dallas, Texas 75244 (the "Company"), and James Hamilton (the "Executive").

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February 21, 2001 (the "Merger Agreement"), among Siemens Corporation, a Delaware corporation ("Siemens"), Memphis Acquisition Inc., a Delaware corporation ("Acquisition"), and the Company, Acquisition will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger.

     WHEREAS, the Executive's stock in the Company will be acquired by Siemens in connection with the Merger.

     WHEREAS, the Executive has been employed by the Company, and the Company wishes to offer continuing employment to the Executive in connection with the Merger and the Executive wishes to accept such offer, on the terms set forth below.

     Accordingly, the parties hereto agree as follows:

1.   Term.  The Company hereby employs the Executive, and the Executive hereby
     ----
accepts such employment, for an initial term commencing as of the Effective Time (as defined in the Merger Agreement) and ending on the third anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4 or
Section 5 (the "Term"). The parties agree that 180 days prior to the expiration of the initial Term, they shall negotiate in good faith regarding whether to extend the initial Term of the Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Term commence, nor any provision of this Agreement be effective, unless and until the Executive executes a Non-Competition Agreement attached hereto as Exhibit A.

2.   Duties.  During the Term, the Executive shall initially be employed by the
     ------
Company as Vice President, Residential Products of the Company, and as such, with responsibility for managing the Company's residential products business unit, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive and managerial nature consistent with such office as shall be specified and designated from time to time by Bruce Brown, or his successor, and the Board of Directors of the Company (the "Board"). The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.

3.   Compensation.
     ------------

     3.1.  Base Salary.  The Company shall pay the Executive during the Term a
           -----------
base salary at the rate of $250,000 per annum (the "Annual Salary"), in accordance with the customary payroll practices of the Company applicable to senior executives. The Annual Salary shall be reviewed at least annually by the Compensation Committee of the Board (the "Compensation Committee"), but shall not be decreased during the Term.

     3.2.  Annual Bonus.  During the Term, in addition to the Annual Salary, the
           ------------
Executive shall participate in the Company's annual cash bonus program and shall have the opportunity to earn an annual bonus in a maximum amount of up to 80% of the Executive's Annual Salary based on the achievement of certain individual and corporate performance measures, as determined by the Compensation Committee.

     3.3.  Retention Program.  The Executive shall be eligible to participate in
           -----------------
the Efficient Networks Retention Plan ("MRP") and the Efficient Networks Discretionary Retention Plan ("DRP"), each in accordance with their respective terms. The Executive shall receive an allocation of $2,500,000 under the MRP and an allocation of $5,000,000 under the DRP. Certain of the material terms of the MRP and the DRP are outlined on Schedule 1 hereto.

     3.4.  Benefits - In General.  The Executive shall be entitled during the
           ---------------------
Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company or its affiliates generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs, which plans and programs shall generally provide a level of benefits that is at least as favorable as the benefits provided by the Company or its affiliates on the date hereof.

     3.5.  Expenses.  The Company shall pay or reimburse the Executive for all
           --------
ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement in accordance with the ordinary policies of the Company with respect to reimbursement of senior executives for such expenses.

     3.6.  Vacation.  The Executive shall be entitled to four weeks of vacation
           --------
annually.

4.   Termination upon Death or Disability.  If the Executive dies during the
     ------------------------------------
Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive becomes disabled for purposes of the long-term disability plan of the Company for which the Executive is eligible, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive (i) any Annual Salary and other benefits earned under this Agreement but unpaid prior to the termination of the Executive's employment, (ii) a pro-rata payment of the Executive's target annual bonus through the date of the termination of the Executive's employment due to death or disability, (iii) payment in respect of accrued but unused vacation time prior to the termination of the Executive's employment and (iv) reimbursement for expenses properly incurred prior to the termination of the Executive's employment. In addition, upon a termination due to death or disability, the Executive shall receive (i) payment, at the time awards under the MRP are otherwise paid, of 100% of the MRP award, to the extent not previously paid, and (ii) payment, at the time the next installment award would otherwise have been paid under the DRP, of the next installment award under the DRP, which will be determined with individual performance targets treated as if they were fully achieved and based on corporate performance targets actually achieved in respect of that award. The Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder except as required by law.

5.   Certain Terminations of Employment.
     ----------------------------------

     5.1.  Termination by the Company for Cause.
           ------------------------------------

           (a)   For purposes of this Agreement, "Cause" shall mean the
Executive's: (i) commission of a felony, a crime of moral turpitude or dishonesty, or any crime involving the Company; (ii) engagement in the performance of his duties hereunder (or otherwise to the detriment of the Company) in willful misconduct, willful neglect, fraud, misappropriation or embezzlement; (iii) willful and continued failure to substantially perform the Executive's duties (to the extent capable of being performed by the Executive by exercising commercially reasonable efforts) or to follow the Company's written policies and practices, which failure is not cured within 30 days after written notice specifying the acts or omissions that constitute such failure is provided to the Executive; or (iv) breach in any material respect of this Agreement or of the agreement attached hereto as Exhibit A, which breach is not cured (to the extent curable) within 30 days after written notice thereof is provided to the Executive.

           (b) The Company may terminate the Executive's employment hereunder for Cause. If the Company terminates the Executive for Cause, the Executive shall receive (i) any Annual Salary and other benefits earned under this Agreement but unpaid prior to the termination of the Executive's employment (but excluding any accrued bonuses not yet paid), (ii) payment in respect of accrued but unused vacation time prior to the termination of the Executive's employment and (iii) reimbursement for expenses properly incurred prior to the termination of the Executive's employment. In such event, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder or under the MRP and the DRP.

     5.2.  Termination by the Company without Cause; Termination by the
           ------------------------------------------------------------
Executive for Good Reason.
-------------------------

     (a) The Company may terminate the Executive's employment at any time for any reason or no reason, subject to the approval of the Board. If the Company terminates the Executive's employment and the termination is not covered by
Section 4 or 5.1 or the Executive terminates service for "Good Reason", (i) the Executive shall receive (w) Annual Salary and other benefits earned under this Agreement but unpaid prior to the termination of the Executive's employment, (x) a pro-rata payment in respect of target bonus accrued through the termination of the Executive's employment, (y) payment in respect of accrued but unused vacation time prior to the termination of the Executive's employment and (z) reimbursement for expenses properly incurred prior to the termination of the Executive's employment; (ii) the Executive shall continue to receive payment of 100% of Annual Salary (as in effect immediately before such termination) and shall receive reimbursement for his COBRA premiums with respect to medical and dental benefits for one year following the termination of the Executive's employment; and (iii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder; provided that the Company's obligations with respect
                            --------
to the payments and benefits provided for in this Section 5.2(a) are conditioned upon the Executive's execution of a Separation Agreement and General Release in the standard form then used by the Company. In addition, upon a termination of the Executive's employment without Cause or the Executive terminates employment for Good Reason, the Executive shall receive (i) payment, at the time awards under the MRP are otherwise paid, of 100% of the MRP award, to the extent not previously paid, and (ii) with the exception of termination of service by the Executive for Good Reason as defined in this Section 5.2(b)(i), payment, at the time that the next installment award under the DRP is otherwise paid, of the next installment award owed under the DRP, which will be determined with individual performance targets treated as if they were fully achieved and based on corporate performance targets actually achieved in respect of that award. It is expressly understood and agreed that any payment made pursuant to this
Section 5.2(a) shall be in lieu of any other payments that may otherwise be due to the Executive under any severance or separation agreement, plan, program or policy of the Company.

     (b) For purposes of this Agreement, "Good Reason" shall mean (i) a material reduction in the Executive's duties and responsibilities that occurs following the Effective Time (provided that reductions in duties and responsibilities that result from the Company no longer being a public reporting company under the Securities Exchange Act of 1934, shall not constitute, by itself, a material reduction in the Executive's duties and responsibilities),
(ii) a material breach by the Company of the terms and provisions of this Agreement, which breach is not cured within 30 days after written notice thereof is provided by the Executive, (iii) the relocation of the Executive's principal place of business, without the consent of the Executive, by more than 35 miles from such principal place of business on the date hereof, (iv) a reduction in the Annual Salary, compensation or aggregate level of benefits provided to the Executive, (v) the failure of the Company to pay compensation and benefits when due, which is not cured promptly after demand for payment by the Executive or (vi) failure of a successor to the Company to assume its obligations under the Agreement.

     5.3.  Termination by the Executive Other Than For Good Reason.
           -------------------------------------------------------

     The Executive may terminate his employment on 30 days' written notice given to the Company. If the Executive terminates his employment and the termination is not covered by Section 4 or 5.2, the Executive shall receive (i) Annual Salary and other benefits earned under this Agreement but unpaid prior to the termination of the Executive's employment (but excluding any bonuses not yet paid), (ii) payment in respect of accrued but unused vacation time prior to the termination of the Executive's employment and (iii) reimbursement for expenses properly incurred prior to the termination of the Executive's employment. In such event, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder or under the MRP and the DRP, except as required by law.

6.   Other Provisions.
     ----------------

     6.1.  Severability.  The Executive acknowledges and agrees that he has had
           ------------
an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     6.2.  Dispute Resolution.
           ------------------

           (a) Any and all claims, disputes, and controversies between the Executive and the Company with respect to interpretation, construction, breach, enforceability, and/or enforcement of the terms and provisions of this Agreement (a "Dispute") shall be finally resolved as provided in this Section 6.2 by binding arbitration. Arbitration shall be the exclusive means for determination of all matters as above provided, and neither party shall otherwise institute any action or proceeding in any court of law or equity, state or federal, other than respecting enforcement of the arbitrator's decision or award hereunder. The foregoing shall be a bona fide defense in any action or proceeding where the matter in dispute was to be arbitrated or is being arbitrated pursuant to this Agreement.

           (b) The Company (or its successor in interest) or the Executive shall have the right to submit a Dispute to arbitration, by delivery to the other, by certified mail, of a written notice and demand for arbitration of such Dispute. Arbitration shall be by the American Arbitration Association (the "AAA") in accordance with its Rules applicable to such Disputes (the "Rules"), by a neutral and impartial arbitrator acceptable to the Company and the Executive. If such an arbitrator has not been selected by the Company and the Executive within sixty days after AAA first provides a list of eligible arbitrators, or within thirty days after the occurrence of a vacancy, a neutral and impartial arbitrator shall be selected and appointed by AAA, in accordance with its Rules. Unless otherwise required under applicable law, the arbitration proceedings shall be conducted in the city where the principal place of business of the Company is situated at the date of this Agreement or a city mutually agreed to by the parties, and the procedural rules of the place of arbitration shall apply. Each party shall be entitled to be represented by legal counsel.

           (c) The arbitration proceedings (including discovery and the giving of testimony) shall be conducted in strictest confidence pursuant to a confidentiality agreement signed by the parties and devised to protect the confidentiality of and valuable rights of the Company in the Confidential Information (as defined in that certain Confidential Information and Invention Assignment Agreement between the Company and Executive) and trade secrets as well as the confidentiality of any other confidential information included in such proceedings. The arbitrator shall have the power and authority to make such decisions and awards as he or she deems appropriate, consistent with applicable law. To the extent applicable law sets particular requirements for the conduct of such arbitration proceedings, such as, any with respect to discovery, cross-examination, testimony, or availability of rights and remedies, the arbitration proceedings shall be conducted in compliance with those requirements.

           (d) Subject to applicable law, the arbitrator may grant compensatory damages and costs to the prevailing party (but not punitive or exemplary damages and attorneys' fees and costs related to punitive or exemplary damages) and injunctions that he or she may deem necessary or advisable directed to or against a party, including a direction or order requiring specific performance of any covenant, agreement or provision of this Agreement as a result of a breach or threatened breach. Any decision or award of the arbitrator shall be final, binding, and conclusive upon the parties and said decision and award may be entered as a final judgment in any court of competent jurisdiction.

           (e) Subject to the foregoing, the costs of conducting the arbitration shall be borne equally by the parties, except that each party shall bear its own attorneys fees and costs.

     6.3.  Notices.  Any notice or other communication required or permitted
           ------
hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

                 (i)    If to the Company, to:

                        Efficient Networks, Inc.
                        4849 Alpha Road
                        Dallas, Texas 75244
                        Attention: Board of Directors

                        with a copy to:

                        Siemens Corporation
                        153 East 53rd Street
                        New York, NY 10022
                        Attention: General Counsel

                 (ii)   If to the Executive, to his attention at:

                        Efficient Networks, Inc.
                        4849 Alpha Road
                        Dallas, Texas 75244

Any such person may by notice given in accordance with this Section 6.3 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

     6.4.  Entire Agreement.  Other than with respect to (i) the agreement
           ----------------
attached hereto as Exhibit A entered into by the Company and the Executive dated as of the date hereof and (ii) that certain Confidential Information and Invention Assignment Agreement between the Company and the Executive, as they may be amended from time to time, which agreements shall survive in their entirety without regard to this Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     6.5.  Waivers and Amendments.  This Agreement may be amended, superseded,
           ----------------------
canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

     6.6.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
           -------------
ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     6.7.  Assignment.  This Agreement, and the Executive's rights and
           ----------
obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

     6.8.  Withholding.  The Company shall be entitled to withhold from any
           -----------
payments or deemed payments any amount of tax withholding required by law.

     6.9.  Binding Effect.  This Agreement shall be binding upon and inure to
           --------------
the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

     6.10. Counterparts.  This Agreement may be executed by the parties hereto
           ------------
in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

     6.11. Survival.  Anything contained in this Agreement to the contrary
           --------
notwithstanding, the provisions of Sections 6.2, 6.3 and 6.8, as well as the agreements and covenants set forth in Exhibit A hereto and that certain Confidential Information and Invention Assignment Agreement, and the other provisions of this Section 6 (to the extent necessary to effectuate the survival of Sections 6.2, 6.3 and 6.8), shall survive termination of this Agreement and any termination of the Executive's employment hereunder.

     6.12. Non-Disparagement.  While Executive's non-competition obligations
           -----------------
under Exhibit A are in effect, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Company's business or the reputation of the Company or any of its affiliates. During such period, the Company shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Executive, or in any way adversely affects or otherwise maligns the Executive's reputation.

     6.13. Existing Agreements.  The Executive represents to the Company that he
           -------------------
is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement (including Exhibit A hereto) or limit his ability to fulfill his responsibilities hereunder.

     6.14. Headings.  The headings in this Agreement are for reference only and
           --------
shall not affect the interpretation of this Agreement.

     6.15. Effective Date.  Notwithstanding anything to the contrary herein,
           --------------
this Agreement shall become effective only upon the Effective Time (as defined in the Merger Agreement), and this Agreement shall automatically be void upon any termination of the Merger Agreement prior to the Effective Time.

                         [signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

                              EFFICIENT NETWORKS, INC.

                              By: /s/ Mark Floyd
                                  ----------------------------------------------
                              Name:  Mark Floyd
                              Title: Chairman of the Board



                              By: /s/ James Hamilton
                                  ----------------------------------------------
                                  JAMES HAMILTON

                                   EXHIBIT A

                           NON-COMPETITION AGREEMENT

     AGREEMENT, dated as of February 21, 2001, by and between Efficient Networks, Inc., with its principal place of business at 4849 Alpha Road, Dallas, Texas 75244 (the "Company"), and James Hamilton (the "Employee").

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February 21, 2001 (the "Merger Agreement") among Siemens Corporation, a Delaware corporation ("Siemens"), Memphis Acquisition Inc., a Delaware corporation ("Acquisition"), Acquisition will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger;

     WHEREAS, the Employee's stock in the Company will be acquired by Siemens in connection with the Merger.

     WHEREAS, simultaneously with the execution of this Agreement, the Employee and the Company have entered into an Employment Agreement (the "Employment Agreement"), setting forth the consideration for and the terms of the Employee's employment following the Effective Time (as defined in the Merger Agreement).

     WHEREAS, the Company deems it of significant importance to its Business (as hereinafter defined) and the Company and Siemens deem it of significant importance to the Merger to prohibit the Employee from engaging in a business in competition with the Business, and, in order to accomplish such purpose, believes it to be in its best interest to enter into an agreement with the Employee restricting such actions; and

     WHEREAS, Employee is willing to refrain from engaging in certain activities that would be to the detriment of the Company in consideration of payments received by the Employee in connection with the Merger.

     Accordingly, the parties hereto agree as follows:

1.   Term.  This Agreement shall be for a term commencing at the Effective Time
     ----
(as defined in the Merger Agreement) and ending on the date that is one year following the date on which the Employee shall cease to be an employee of the Company and its affiliates, but in no event shall the term extend beyond the third anniversary of the Effective Time (the "Restricted Period"). Nothing contained in this Agreement shall confer on the Employee any right to continue in the employ of the Company or its affiliates.

2.   Covenant Against Competition.  The Employee acknowledges that (i) the
     ----------------------------
principal business of the Company (which expressly includes for purposes of this Section 2, its successors and assigns) is (v) the development and supply of digital subscriber line ("DSL") customer premises equipment ("CPE"); (w) DSL based CPE integrated access devices for the delivery of voice and data; (x) the development and supply of software that provides network-wide fault management, configuration management and performance management functions across telecommunications and data networks; (y) the development and provision of signalling gateway software that provides network switching functions on packet based, circuit or other protocol based networks; or (z) any related business in which the Company or any subsidiary of the Company may be engaged, or is developing during the Employee's employment or at the time his employment ends and in which the Employee was personally engaged (such business herein being referred to as the "Business"); (ii) the Company's Business is, in part, international in scope; (iii) the Employee's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company and of Siemens; (iv) the value of all goodwill resulting from the operation of the Business of the Company and its subsidiaries and other affiliates should properly belong to the Company; (v) the covenants and agreements of the Employee contained in this Section 2 are essential to such goodwill of the Company; (vi) Siemens is acquiring the Employee's stock in the Company pursuant to the Merger Agreement; and (vii) neither Siemens nor the Company would have entered into the Merger Agreement but for the covenants and agreements set forth in this Section 2. Accordingly, the Employee covenants and agrees that:

     By and in consideration of the salary and benefits to be provided by the Company pursuant to the Employment Agreement, including the retention and severance arrangements set forth therein, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee covenants and agrees that, during the Restricted Period, he shall not within any state in the United States or within any country in which the Company directly or indirectly conducts, or reasonably expects to conduct, any aspect of the Business, directly or indirectly, (i) engage in any element of the Business,
(ii) render any services to any person, corporation, partnership or other entity (other than the Company, Siemens or the affiliates of either) engaged in any element of the Business, or (iii) become financially interested in any such person, corporation, partnership or other entity (other than the Company, Siemens or the affiliates of either) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Employee may (1) invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) the Employee is not a controlling person of, or a member of a group which controls, such entity and (B) the Employee does not, directly or indirectly, own 2% or more of any class of securities of such entity. Nothing in this Section 2.1 shall prevent the Employee from becoming employed by any division or separate operating unit of a corporation if such division or operating unit is not itself engaged in the Business and the Employee does not directly or indirectly perform any services for the portion of such corporation's operations engaged in the Business. Furthermore, notwithstanding any of the foregoing to the contrary, the Employee may engage in any activity with the prior written consent of the Board of Directors of the Company (the "Board"). If Employee requests the Company, in writing in accordance with the notice provision set forth in Section 7 hereof, that the Board inform the Employee whether a particular activity is permitted under this Section 2.1, and the Board does not respond, in writing, to the Employee within 60 days after such request, such activity shall automatically be deemed not to be prohibited by (or otherwise violate) this Section 2.1.

3.   Rights and Remedies upon Breach of the Agreement.
     ------------------------------------------------

     3.1. The Employee acknowledges and agrees that any breach by him of any of the provisions of Section 2 could result in irreparable injury and damage for which money damages might not provide an adequate remedy. Therefore, if the Employee breaches, or threatens to commit a breach of, any of the provisions of
Section 2, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

          (a) The right and remedy to seek to have the provisions of Section 2 specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

          (b) The right and remedy to cease all future payments of all compensation, profits, monies, accruals, increments or other benefits payable to the Employee under the Employment Agreement or any other plan or program of the Company.

     3.2. The Employee acknowledges that any breach of the provisions of Section 2 will entitle the Company to seek specific performance and other equitable relief. The existence of any claim or cause of action by the Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

4.   Severability.  The Employee acknowledges and agrees that (i) he has had an
     ------------
opportunity to seek advice of counsel in connection with this Agreement and (ii) the provisions of Section 2 are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the provisions of Section 2, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.   Duration and Scope of Covenants.  If any court, arbitrator or other
     -------------------------------
decision-maker of competent jurisdiction determines that any of Employee's covenants contained in this Agreement, including, without limitation, any of the provisions of Section 2, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.   Dispute Resolution.
     ------------------

     6.1. Any and all claims, disputes, and controversies between the Employee and the Company with respect to interpretation, construction, breach, enforceability, and/or enforcement of the terms and provisions of this Agreement (a "Dispute") shall be finally resolved as provided in this Section 6 by binding arbitration. Arbitration shall be the exclusive means for determination of all matters as above provided, and neither party shall otherwise institute any action or proceeding in any court of law or equity, state or federal, other than respecting enforcement of the arbitrator's decision or award hereunder. The foregoing shall be a bona fide defense in any action or proceeding where the matter in dispute was to be arbitrated or is being arbitrated pursuant to this Agreement.

     6.2. The Company (or its successor in interest) or the Employee shall have the right to submit a Dispute to arbitration, by delivery to the other, by certified mail, of a written notice and demand for arbitration of such Dispute. Arbitration shall be by the American Arbitration Association in accordance with its Rules applicable to such Disputes (the "Rules"), by a neutral and impartial arbitrator acceptable to the Company and the Employee. If such an arbitrator has not been selected by the Company and the Employee within 60 days after giving of such written notice and demand for arbitration, or within 30 days after the occurrence of a vacancy, a neutral and impartial arbitrator shall be selected and appointed by the American Arbitration Association, in accordance with its Rules. Unless otherwise required under applicable law, the arbitration proceedings shall be conducted in the city where the principal place of business of the Company is situated at the date of this Agreement or a city mutually agreed to by the parties, and the procedural rules of the place of arbitration shall apply. Each party shall be entitled to be represented by legal counsel.

     6.3. The arbitration proceedings (including discovery and the giving of testimony) shall be conducted in strictest confidence pursuant to a confidentiality agreement signed by the parties and devised to protect the confidentiality of and valuable rights of the Company in the Confidential Information (as defined in the Confidential Information and Invention Assignment Agreement referenced in Section 8) and trade secrets as well as the confidentiality of any other confidential information included in such proceedings. The arbitrator shall have the power and authority to make such decisions and awards as he or she deems appropriate, consistent with applicable law. To the extent applicable law sets particular requirements for the conduct of such arbitration proceedings, such as, any with respect to discovery, cross-examination, testimony, or availability of rights and remedies, the arbitration proceedings shall be conducted in compliance with those requirements.

     6.4. Subject to applicable law, the arbitrator may grant compensatory damages and costs to the prevailing party (but not punitive or exemplary damages and attorneys' fees and costs related to punitive or exemplary damages) and injunctions that he or she may deem necessary or advisable directed to or against a party, including a direction or order requiring specific performance of any covenant, agreement or provision of this Agreement as a result of a breach or threatened breach. Any decision or award of the arbitrator shall be final, binding, and conclusive upon the parties and said decision and award may be entered as a final judgment in any court of competent jurisdiction.

     6.5. Subject to the foregoing, the costs of conducting the arbitration shall be borne equally by the parties, except that each party shall bear its own attorneys fees and costs.

     6.6. Notwithstanding the foregoing, the Company or the Employee shall have the right at any time to apply for and obtain injunctive relief and/or such other remedies and relief, as may be available in a court of law or equity, state or federal, including but not limited to restraining orders and injunctions to protect the legitimate interests of the Company as set forth in
Section 3.1 of this Agreement, preserve the status quo, prevent a breach of confidence, prevent irreparable damage, injury or loss, protect against actual or threatened improper or unauthorized disclosure, use or misappropriation of information or other proprietary rights of the Company, pending the conclusion of such arbitration proceedings and final decision (award) of the arbitrator.

7.   Notices.  Any notice or other communication required or permitted hereunder
     -------
shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

               (i)  If to the Company, to:

                    Efficient Networks, Inc.
                    4849 Alpha Road
                    Dallas, Texas 75244
                    Attention:  Board of Directors

                    with a copy to:

                    Siemens Corporation
                    153 East 53rd Street
                    New York, NY  10022
                    Attention:  General Counsel

               (ii) If to the Employee, to his attention at:

                    Efficient Networks, Inc.
                    4849 Alpha Road
                    Dallas, Texas 75244

Any such person may by notice given in accordance with this Section 7 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

8.   Entire Agreement. Other than with respect to the Employment Agreement, of
     ----------------
which this Agreement forms a part, and that certain Confidential Information and Invention Assignment Agreement between the Company and the Employee (which agreements shall survive in their entirety without regard to this Agreement), this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.   Waivers and Amendments.  This Agreement may be amended, superseded,
     ----------------------
canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
     -------------
ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11.  Assignment.  This Agreement, and the Employee's rights and obligations
     ----------
hereunder, may not be assigned by the Employee; any purported assignment by the Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

12.  Binding Effect.  This Agreement shall be binding upon and inure to the
     --------------
benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

13.  Counterparts.  This Agreement may be executed by the parties hereto in
     ------------
separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

14.  Survival.  Anything contained in this Agreement to the contrary
     --------
notwithstanding, the provisions of Sections 2, 3 and 6, and the other provisions of this Agreement (to the extent necessary to effectuate the survival of Sections 2, 3 and 6), shall survive termination of this Agreement.

15.  Headings.  The headings in this Agreement are for reference only and shall
     --------
not affect the interpretation of this Agreement.

16.  Effective Date.  Notwithstanding, anything to the contrary herein, this
     --------------
Agreement shall become effective only upon the Effective Time (as defined in the Merger Agreement), and this Agreement shall automatically be void upon any termination of the Merger Agreement prior to the Effective Time.

                         [signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

                                   EFFICIENT NETWORKS, INC.


                                   By: /s/ Mark Floyd
                                       -----------------------------------------
                                   Name:   Mark Floyd
                                   Title:  Chairman of the Board


                                   EMPLOYEE

                                   /s/ James Hamilton
                                   ---------------------------------------------
                                   JAMES HAMILTON

                                                                      Schedule 1

                     Employee Incentive Retention Programs
                     -------------------------------------

MRP
---

Vesting: MRP awards will vest in two equal tranches on the six month and the one year anniversary of the Effective Time of the Merger (the "Payment Dates").

Payment: MRP awards will generally become payable on the two respective Payment Dates. Special provisions regarding the treatment of MRP awards upon early termination of employment are set forth in the Employment Agreement.


DRP
---


Valuation:          The DRP calls for two equal payments, to be made on the
                    second and third anniversaries of the Effective Time. Earned awards will be paid 50% on the second anniversary of the Effective Time and 50% on the third anniversary of the Effective Time.

                    One-half of each of the two payments will be based on the achievement of certain corporate performance targets to be established by the Compensation Committee. The remaining one-half of each of the two payments will be based on the achievement of individual performance criteria, to be established annually by Efficient Networks management, subject to the approval of the Compensation Committee.

Vesting: An Executive generally must be an employee of Efficient Networks or an affiliate on the applicable payment date in order to receive an Award under the DRP. Special provisions regarding the treatment of DRP awards upon early termination of employment are set forth in the Employment Agreement.


          The foregoing are summaries of the terms of each of these programs, which will be set forth in the governing plan documents to be adopted by the Board. The plan documents will contain additional terms and conditions regarding the payment of awards under the programs.